Exhibit 4.14

RESTATED CERTIFICATE OF TRUST
OF
CENTEX TRUST II

THIS Restated Certificate of Trust of Centex Trust II (the "Trust"), dated as of November 5, 2008 (this "Certificate"),  is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust which was filed on November 9, 2000, with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1.           Name.  The name of the statutory trust continued hereby is Centex Trust II.

2.           Delaware Trustee.  The name and business address of the trustee of the Trust in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, DE  19711.

3.           Effective Date.  This Certificate shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

BNY Mellon Trust of Delaware, as successor to Chase Bank USA, National Association, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President